ACQUISITION AGREEMENT:

This Agreement is entered into as of the 1st day of October 2002, by and between Merchantpark Communications, Inc. a Nevada Corporation hereinafter referred to as "MPKC" , and Caged Iron Technologies, Inc. hereinafter referred to as "CGI"

A: MPKC is a fully reporting publicly trading company having 100,000,000 shares of $0.001 par value common stock authorized of which 28,500,000 +/- are issued and outstanding.

B: Caged Iron Technologies, Inc. is a privately incorporated Nevada corporation which was incorporated December 5, 2000 .


C: Caged Iron Technologies, Inc. desires to acquire the interests of Merchantpark Communications Inc. in the proprietary software and all related technology developed by Merchantpark Communications Inc. It is the intent that Caged Iron Technologies Inc. would wish to proceed to complete the beta testing of the software and to forward the completion of such technology with a view to licensing the completed program and systems to worldwide users.

D:   As consideration for Merchantpark Communications Inc. to assign all interest in the proprietary software and applications thereof, Caged Iron will agree to accept the transfer of any and all liabilities incurred by the vendor, whether outstanding or unbilled, and to assume full responsibility for settlement of any past present or future liabilities incurred with the assignment of such debt.


E:   Caged Iron Technologies Inc. will enter into a revenue split agreement that for a period of 24 months Caged Iron will pay to Merchantpark Communications Inc. 15% of all revenue earned by the usage of technology assigned. Such payment will be made on a quarterly basis, and will be paid on gross revenue produced by the application of the software and technology produced with the platform.




NOW THEREFORE, IN CONSIDERATION OF THEIR MUTUAL PROMISES AND COVENANTS SET FORTH HEREINAFTER, THE PARTIES AGREE AS FOLLOWS.

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1:    PURCHASE AGREEMENT:  Caged Iron Technologies Inc. agrees to acquire the interest of Merchantpark Communications Inc., in a proprietary software application platform, which platform has been developed to a beta testing stage.

2:    ASSIGNMENT:   Merchantpark Communications, Inc. agrees to transfer all
rights and interest in the proprietary software and applications thereof including original code and all material relating to the development thereof to Caged Iron Technology Inc. In consideration for such rights and interest Caged Iron Technology Inc. will assume the transfer of liabilities incurred in the development thereof and to accept the transfer of Merchantpark's interest in certain assets related to the ongoing business which transfer will result in Caged Iron assuming all liability for such assets including liabilities outstanding on the books of Merchantpark as of the closing date of the transaction. These assets and liabilities will be described in Schedule "A" which is to be a part of this agreement.

3:    BUSINESS PURPOSE:   The parties acknowledge that the purpose of this
transaction is for Caged Iron Technologies Inc. to continue to develop the applications and software required and to license such applications worldwide. Merchantpark Communications, Inc. by the transfer of interest in the technology and the transfer of certain assets, to include outstanding liabilities, will not participate in future revenue earned by Caged Iron as a result of the further development and subsequent sale of technology by Caged Iron Technologies Inc. Caged Iron Technologies Inc. will be responsible for raising all capital required to complete the development and marketing of the technology and all applications thereof and will indemnify Merchantpark Communications Inc., Company Officers and Directors and all staff of Merchantpark who participated in the technology development prior to assignment of that interest to Caged Iron Technologies Inc.

4:    EXEMPT TRANSACTION:  All parties acknowledge and agree that any transfer of assets pursuant to this Agreement will be for the benefit of Caged Iron Technologies Inc. which company will be responsible for any and all payments involving the assignment of such technology including any duties, taxes or fees owing or required as a result of this assignment of interest.

5:    DEFAULT:   In the event any party defaults in performing any of its
duties or obligations under this agreement, the Party responsible for such default shall pay all costs incurred by the other party in enforcing its rights under this Agreement or in obtaining damages for such default, including costs of court and reasonable attorney fees, whether incurred through legal action or otherwise and whether incurred before or after judgement.

6:    NOTICES;   Any notice or correspondence required or permitted to be
given under this Agreement may be given personally to an individual party or to an officer or registered agent of a corporate party or may be given by depositing such notice or correspondence in the US mail postage prepaid, certified or registered, return receipt requested, addressed to the party at the following address.

      Any notice given by mail shall be deemed to be delivered on the date such notice is deposited in the U.S. Mail. Any party may change its address for purpose of this agreement by giving written notice to the other parties as provided above.

7: COVENANTS Merchantpark Communications Inc. confirm that all necessary approvals to transfer said technology is approved by the Board of Directors of Merchantpark and that company officers are authorized to complete any and all documents.

8:    BINDING:    This Agreement shall be binding upon the parties hereto and upon their respective heirs, representatives, successors and assigns.

9:    GOVERNING LAW:   This Agreement shall be governed by and construed under
the laws of the State of Nevada.

12:    AUTHORITY:   The parties executing this Agreement on behalf of Caged
Iron Technologies Inc. represent that they have been authorized to execute this agreement pursuant to resolutions of the Board of Directors of their respective corporation.

13:    SIGNATURE:   This acquisition agreement may be signed in counterparts

IN WITNESS WHEREOF, the parties have executed this Acquisition Agreement as of the day and year first written above.

Merchantpark Communications Inc.
s/ Peter Matousek-President

Caged Iron Technoloiies, Inc.
s/ Shawn Balaghi-President.